Exhibit 10.30*

FORM OF RETENTION BONUS AGREEMENT

IN CONNECTION WITH CEO TRANSITION

May 14, 2012

[Name]

[Address]

Re: Retention Bonus

Dear [Name]:

To incentivize you to remain with and committed to the success of A.M. Castle & Co. (the “Company”) during its CEO transition period, the Company will pay you a retention bonus of:

(i)	[$ ] [Ranging from $100,000 in the case of the CFO; $75,000 in the case of each of the Vice President, Human Resources and the Vice President, Controller; $62,500 in the case of the President, Castle Metals; and $50,000 in the case of each of the Vice President, General Counsel and President, Castle Metals Aerospace] (the “Cash Retention Bonus”) if you are actively employed by the Company on a full-time basis on June 1, 2013 (the “Cash Payment Date”), or if your employment is terminated prior to the Cash Payment Date for one of the following reasons: (A) by the Company other than for Cause, or (B) by you for Good Reason (each of these events being a “Qualifying Termination”); and

(ii)	[$ ] [Ranging from $100,000 in the case of the Interim CEO; $62,500 in the case of the President, Castle Metals; and $50,000 in the case of each of the Vice President, General Counsel and President, Castle Metals Aerospace] of restricted stock (the “Restricted Stock Retention Bonus”) if you are actively employed by the Company on a full-time basis on December 31, 2014 (the “Restricted Stock Vesting Date”), or if your employment is terminated prior to the Restricted Stock Vesting Date as a result of a Qualifying Termination.

You will not receive any portion of the Cash Retention Bonus or the Restricted Stock Retention Bonus if prior to the respective Cash Payment Date or Restricted Stock Vesting Date your employment with the Company terminates for any reason other than a Qualifying Termination.

The Company will pay the Cash Retention Bonus in a lump sum on the earlier of the Cash Payment Date or, if such termination is as a result of a Qualifying Termination, no later than 10 business days following the date of your termination. The Cash Retention Bonus will be paid in cash and shall be less required tax withholdings.

The Restricted Stock Retention Bonus shall be paid in the form of restricted shares of the Company’s common stock (“Shares”) issued as of the date hereof, pursuant to the terms and conditions of the Restricted Stock Award Agreement attached hereto as Exhibit A and incorporate herein by reference. The number of Shares to be issued shall be determined by dividing the amount of the Restricted Stock Retention Bonus by the average closing price of the Shares for the sixty (60) calendar days ending prior to and including the date hereof, rounded to the nearest whole share.

This letter does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

For purposes of this agreement the following definitions shall apply:

“Cause” shall mean: (1) your conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which you were so convicted or entered such plea); (2) your engagement in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, your credibility and reputation no longer conform to the standard of the Company’s executives; (3) willful misconduct by you that, in the reasonable judgment of the Company, is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise; (4) willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness) to perform your assigned duties, provided that such assigned duties are consistent with your job duties and that you do not cure such failure within 30 days after notice of such failure from the Company; or (5) violation of any restrictive covenants regarding noncompetition, nonsolicitation or confidential information to which you are subject as an employee of, or in connection with an agreement with, the Company. For purposes of determining whether “Cause” exists, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interest of the Company or its affiliates.

“Good Reason” shall mean: (1) a reduction of 10% or more in your base salary (either upon one reduction or during a series of reductions over a period of time), provided, that such reduction neither comprises a part of a general reduction for your then-current peers as a group (determined as of the date immediately before the date on which you become subject to any such reduction) nor results from a deferral of your base salary; (2) a material diminution in your authority (including, but not limited to, the budget over which you retain authority), duties, or responsibilities within the Company; (3) a material change in the geographic location at which you must perform services for the Company more than fifty (50) miles; or (4) any other action or inaction that constitutes a material breach by the Company of this agreement. In order for your termination of employment to be considered to be on account of Good Reason, the following conditions must be met: (i) you provide written notice to the Company of the existence of the condition(s) potentially constituting Good Reason within 90 days of the initial existence of such condition(s), (ii) the Company fails to remedy the conditions which you outline in your written notice within 30 days of such notice, and (iii) you actually terminate employment with the Company within six months of providing the notice described in clause (i) above.

Please indicate your acceptance of the provisions of this agreement by signing the enclosed copy of this letter agreement and returning it to my attention.

Very truly yours,

Anne D. Scharm
Vice President, Human Resources

Agreed and Accepted.

[Name]

Date

Exhibit A

A.M. CASTLE & CO.

RESTRICTED STOCK AWARD AGREEMENT

2008 A. M. CASTLE & CO.

OMNIBUS INCENTIVE PLAN

GRANTEE:

ADDRESS:

SOCIAL SECURITY NUMBER (last four digits):

NUMBER OF SHARES OF RESTRICTED STOCK:

DATE OF GRANT:

This is an award agreement (the “Award Agreement”) between A.M. Castle & Co., a Maryland corporation (the “Corporation”) and the individual named above (the “Grantee”). The Corporation hereby grants to the Grantee an aggregate of the above-stated number of shares of Common Stock of the Corporation on the terms and conditions contained herein and in the 2008 A. M. Castle & Co. Omnibus Incentive Plan, as amended and restated as of April 28, 2011, and as may be further amended from time to time (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1. Vesting of Restricted Stock. Subject to the terms and conditions of this Award Agreement and the Plan, the Restricted Stock shall vest as follows:

NUMBER OF SHARES:	VESTED ON OR AFTER:

2. Stock Certificates. Certificates for the Restricted Stock shall be issued by the Corporation in the name of the Grantee and delivered to the Grantee at the time of grant. The certificates shall bear the following legend evidencing its restrictive nature as follows:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE 2008 A. M. CASTLE & CO. OMNIBUS INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND A. M. CASTLE & CO. A COPY OF SUCH PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF A. M. CASTLE & CO., 1420 KENSINGTON ROAD, SUITE 220, OAK BROOK, ILLINOIS 60523.

3. Employment Termination. If the Grantee’s employment with the Corporation and its subsidiaries terminates for any reason, then any Restricted Stock not vested as of such date, except to the extent otherwise expressly provided in a change-in-control, severance agreement or retention bonus agreement between the Corporation and the Grantee, will be forfeited to the Corporation, subject in each case to acceleration as determined by the Committee in its sole discretion.

4. Rights as Shareholder. The Grantee shall have all rights of a shareholder prior to the vesting of the Restricted Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

5. Transferability. The Restricted Stock may not be transferred, assigned or made subject to any encumbrance, pledge or charge until such Restricted Stock has vested and any other restrictions or conditions on such Restricted Stock are removed, have been satisfied or expire.

6. Withholding. The Grantee is responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Corporation is required to withhold at any time with respect to the Restricted Stock to satisfy its minimum statutory withholding requirements. Such payment shall be made in full at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the tender of shares of Common Stock payable under this Award. Shares of Common Stock tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises or, if the Common Stock is not traded on that date, on the next preceding date on which the Common Stock was so traded.

7. Amendment. This Award Agreement may be amended only by a writing executed by the Corporation and the Grantee that specifically states that it is amending this Award Agreement. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to the Grantee, and provided that no such amendment adversely affecting the rights of the Grantee hereunder may be made without the Grantee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Grantee, the provisions of the Restricted Stock or this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to shares of Restricted Stock which are than subject to restrictions as provided herein.

8. Disclaimer of Rights. Nothing contained herein shall constitute an obligation for continued employment.

9. Severability. If all or any part of this Award Agreement is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement not declared to be unlawful or invalid. Any Section of this Award Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.

10. Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and shall be deemed to be a part of this Award, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Award. In the event that there is any inconsistency between the provisions of this Award and of the Plan, the provisions of the Plan shall govern.

11. Binding Effect and Benefit. This Award Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Corporation, its successors and assigns, and the Grantee and his successors and assigns.

12. Entire Understanding. This Award Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

13. Governing Law. The Award shall be construed, interpreted and applied in accordance with the law of the State of Illinois, without giving effect to the choice of law provisions thereof. The Grantee agrees to irrevocably submit any dispute arising out of or relating to this Award to the exclusive concurrent jurisdiction of the state and federal courts located in Illinois. The Grantee also irrevocably waives, to the fullest extent permitted by applicable law, any objection the Grantee may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and the Grantee agree to accept service of legal process from the courts of Illinois.

14. Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to or otherwise comply with the provisions of Internal Revenue Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan shall be interpreted and administered in a manner consistent with this intent, and any provisions that would cause the Award or the Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Corporation without the Grantee’s consent).

The Corporation and the Grantee hereby agree to the terms and conditions of this Award Agreement and have executed it as of the Date of Grant set forth above.

A. M. CASTLE & CO.

By:
Its: Vice President, General Counsel & Secretary

Grantee